Exhibit 5.1
                                                                     ----------

                                  Calow & Co.
                                   Solicitors
                           Robin Hill, 15 Beech Road
                            Reigate, Surrey RH2 9LS



March 18, 2003



WPP Group plc
27 Farm Street
London W1J 5RJ
England

Dear Sirs:

          In connection with the registration under the Securities Act of 1933, as amended, on Form S-8 of a maximum of 24,308,849 Ordinary Shares of 10p each (the "Ordinary Shares") in the capital of WPP Group plc (the "Company"), a public limited company incorporated in England under the Companies Acts 1948-1976, which may be issued by the Company to United States residents or issued to and deposited with the Depository of the Company's American Depository Receipts facility in respect of American Depository Shares issued to residents of countries outside the United Kingdom, in either case pursuant to the terms of the WPP Executive Stock Option Plan (the "Plan"), I have examined the Plan and the Registration Statement on Form S-8 dated March 18, 2003 (the "Registration Statement"), and have reviewed such matters of English law as I have deemed necessary for this opinion, and I advise you that in my opinion:

          The Company is a corporation duly organized and validly existing under the laws of England.

          The Ordinary Shares, when issued in accordance with the terms and provisions of the Plan, will be validly issued and fully paid and no personal liability for calls for further funds will attach to the holders thereof in their capacity as holders of such Ordinary Shares.

          Such Opinion assumes:

1) That the laws of England as they are today remain unchanged so far as relevant to the issue of Ordinary Shares;

2) That the directors of the Company allot and issue Ordinary Shares in respect of which options are validly exercised under the Plan in accordance with the provisions of the Company's Memorandum and Articles of Association and such laws of England as are relevant to the issue of Ordinary Shares under the Plan;

3) That there are no restrictions imposed otherwise than pursuant to current English law whether by contract, court order or otherwise or by or pursuant to any law other than English law in any case affecting the ability of the Company to issue Ordinary Shares;

4) That the Company does not become insolvent, liquidated or struck-off the register or otherwise subject to legal disability to issue shares;

5) That the Company has available at all times sufficient authorized but unissued Ordinary Shares in the capital of the Company to meet its obligations under the Plan and under any other arrangement pursuant to which third parties may call for the issue of Ordinary Shares to them.

The opinion contained herein is given with respect to the laws of England only.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the use of my name in such Registration Statement in the form and in the context in which it appears in the Registration Statement attached to this letter.

                                Yours faithfully,




                                /s/ D. F. Calow
                                ------------------
                                    D. F. Calow
                                    Calow & Co.
                                    Solicitors


























                                       2